UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              Redback Networks Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    757209507

                                 (CUSIP Number)

                                January 27, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 26 Pages

CUSIP No. 757209507                    13G/A                 Page 2 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Latitude Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 3 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 4 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 5 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Multi-Strategy Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 6 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 7 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius, LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 8 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Baldwin, LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 9 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Carpathia Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 10 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company.
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                Page 11 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Crimson, LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                Page 12 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Asia Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 13 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                Page 14 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                Page 15 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                Page 16 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 17 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                Page 18 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                Page 19 of 26 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,092,936
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,092,936
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,092,936
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.97%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G/A                 Page 20 of 26 Pages

         This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G which was filed on January 12, 2004 (the "Schedule 13G") with respect to shares of common stock, par value $0.0001 per share (the "Common Stock") of Redback Networks Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

         This Amendment amends and restates items 2, 4, 8 and 10 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

            RCG Latitude Master Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            Ramius Securities, LLC
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            RCG Halifax Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            RCG Muti-Strategy Master Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            Ramius Master Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            Ramius, LP
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            RCG Baldwin, LP
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

CUSIP No. 757209507                    13G/A                Page 21 of 26 Pages

            RCG Carpathia Master Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company

            RCG Crimson, LP
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            RCG Asia Advisors, LLC
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Ramius Advisors, LLC
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            C4S & Co., L.L.C.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Peter A. Cohen
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Morgan B. Stark
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

CUSIP No. 757209507                    13G/A                Page 22 of 26 Pages

            Thomas W. Strauss
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Jeffrey M. Solomon
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

Item 2(d)  Title of Class of Securities

            Common Stock

Item 2(e)  CUSIP Number

            757209507

Item 4.   Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

                As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 79,647 shares of Common Stock owned by Xavex Covertible Arbitrage Fund 5, a Jersey trust ("Xavex"), (ii) 1,335,959 shares of Common Stock owned by RCG Latitude Master Fund, Ltd., a Cayman Islands company ("Latitude"), (iii) 171,846 shares of Common Stock and warrants to purchase 67,289 shares of Common Stock owned by Ramius Securities, LLC, a Delaware limited liability company ("Ramius Securities"), (iv) 79,148 shares of Common Stock owned by RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax"), (v) 99,558 shares of Common Stock owned by RCG Multi-Strategy Master Fund, Ltd., a Cayman Islands company ("Multi-Strategy"), (vi) 761,884 shares of Common Stock owned by Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund"), (vii) 72,188 shares of Common Stock owned by Guggenheim Portfolio Co. XV, LLC, a Delaware limited liability company ("Guggenheim"), (viii) 19,210 shares of Common Stock owned by Ramius, LP, a Delaware limited partnership ("Ramius, LP"), (ix) 47,996 shares of Common Stock owned by RCG Baldwin, LP, a Delaware limited partnership ("Baldwin"), (x) warrants to purchase 342,243 shares of Common Stock owned by RCG Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia"), (xi) warrants to purchase 11,677 shares of Common Stock owned by SphinX Distressed (RCG Carpathia), Segregated Portfolio ("SPhinX"), a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company and (xii) warrants to purchase 4,291 shares of Common Stock owned by RCG Crimson, LP, a Delaware limited partnership ("Crimson").

                Note: Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital") is (i) the investment advisor of Xavex, Latitude, Halifax, Guggenheim, Carpathia and SPhinX and has the power to direct some of the affairs of Xavex, Latitude, Halifax and Guggenheim, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock and (ii) the general partner of Crimson. RCG Asia Advisors, LLC, a Delaware limited liability company ("RCG Asia") is the investment advisor of Multi-Strategy. Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") is the investment advisor of Ramius Master Fund and the

CUSIP No. 757209507                    13G/A                Page 23 of 26 Pages

general partner of Ramius, LP and Baldwin. RCG Asia and Ramius Advisors are wholly-owned subsidiaries of Ramius Capital. Ramius Securities is a broker dealer affiliated with Ramius Capital. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.

            (b) Percent of class:

                Approximately 5.97% as of the date of this filing. (Based on 51,355,000 shares of Common Stock issued and outstanding as of January 5, 2004. In addition, (i) Ramius Securities owns the warrants to purchase 67,289 shares of Common Stock referred to in Item 4(a) above, (ii) Carpathia owns the warrants to purchase 342,243 shares of Common Stock referred to in Item 4(a) above, (iii) SPhinX owns the warrants to purchase 11,677 shares of Common Stock referred to in Item 4(a) above and (iv) Crimson owns the warrants to purchase 4,291 shares of Common Stock referred to in Item 4(a) above.)

            (c) Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote:

                        0

                (ii)    Shared power to vote or to direct the vote

                        3,092,936 shares of Common Stock.

                (iii)   Sole power to dispose or to direct the disposition of

                        0

                (iv)    Shared power to dispose or to direct
                        the disposition of

                        3,092,936 shares of Common Stock.

Item 8.  Identification and Classification of Members of the Group

         This statement is filed by:

             (i)     Latitude;

             (ii)    Ramius Securities;

             (iii)   Halifax;

             (iv)    Multi-Strategy;

             (v)     Ramius Master Fund;

             (vi)    Ramius, LP;

CUSIP No. 757209507                    13G/A               Page 24 of 26 Pages

             (vii)   Baldwin;

             (viii)  Carpathia;

             (ix)    SPhinX;

             (x)     Crimson;

             (xi)    RCG Asia, as the investment advisor of Multi-Strategy;

             (xii) Ramius Advisors, as the investment advisor of Ramius Master Fund and general partner of Ramius, LP and Baldwin;

             (xiii) Ramius Capital, as the investment advisor of Latitude and Halifax;

             (xiv)   C4S, as the managing member of Ramius Capital;

             (xv)    Mr. Cohen, as a managing member C4S;

             (xvi)   Mr. Stark, as a managing member C4S;

             (xvii)  Mr. Strauss, as a managing member C4S; and

             (xviii) Mr. Solomon, as a managing member C4S.

Item 10. Certification

       By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 757209507                    13G/A                Page 25 of 26 Pages

                                   SIGNATURES

       After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 6, 2004

RCG LATITUDE MASTER FUND, LTD.              RAMIUS SECURITIES, LLC

By: Ramius Capital Group, LLC,              By: Ramius Capital Group, LLC,
    its Investment Advisor                      its Managing Member



By:/s/ Marran Ogilvie                       By:/s/ Marran Ogilvie
   ------------------------------              ------------------------------
   Name:  Marran Ogilvie                       Name:  Marran Ogilvie
   Title: General Counsel                      Title: General Counsel


RCG HALIFAX FUND, LTD.                      RCG MULTI-STRATEGY MASTER FUND, LTD.

By: Ramius Capital Group, LLC,              By: RCG Asia Advisors, LLC,
    its Investment Advisor                      its Investment Advisor
                                            By: Ramius Capital Group, LLC,
                                                its Managing Member

By:/s/ Marran Ogilvie
   ------------------------------
   Name:  Marran Ogilvie
   Title: General Counsel                   By:/s/ Marran Ogilvie
                                               ------------------------------
                                               Name:  Marran Ogilvie
                                               Title: Authorized Signatory


RAMIUS MASTER FUND, LTD.                    RAMIUS, LP

By: Ramius Advisors, LLC,                   By: Ramius Advisors, LLC,
    its Investment Advisor                      its Investment Advisor
By: Ramius Capital Group, LLC,              By: Ramius Capital Group, LLC,
    its Managing Member                         its Managing Member



By:/s/ Marran Ogilvie                       By:/s/ Marran Ogilvie
   ------------------------------              ------------------------------
   Name:  Marran Ogilvie                       Name:  Marran Ogilvie
   Title: Authorized Signatory                 Title: Authorized Signatory

CUSIP No. 757209507                    13G/A                Page 26 of 26 Pages

RCG BALDWIN, LP                             RCG CARPATHIA MASTER FUND, LTD.

By: Ramius Advisors, LLC,                   By: Ramius Capital Group, LLC,
    its Investment Advisor                      its Investment Advisor
By: Ramius Capital Group, LLC,
    its Managing Member


By:/s/ Marran Ogilvie                       By:/s/ Marran Ogilvie
   ------------------------------              ------------------------------
   Name:  Marran Ogilvie                       Name:  Marran Ogilvie
   Title: Authorized Signatory                 Title: General Counsel


SPhinX Distressed (RCG Carpathia),          RCG CRIMSON, LP
Segregated Portfolio
                                            By: Ramius Capital Group, LLC,
By: Ramius Capital Group, LLC, its              its General Partner
    portfolio manager


By:/s/ Marran Ogilvie                       By:/s/ Marran Ogilvie
   ------------------------------              ------------------------------
   Name:  Marran Ogilvie                       Name:  Marran Ogilvie
   Title: General Counsel                      Title: General Counsel


RCG ASIA ADVISORS, LLC                      RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,              By: Ramius Capital Group, LLC,
    its Managing Member                         its Managing Member


By:/s/ Marran Ogilvie                       By:/s/ Marran Ogilvie
   ------------------------------              ------------------------------
   Name:  Marran Ogilvie                       Name:  Marran Ogilvie
   Title: Authorized Signatory                 Title: Authorized Signatory


RAMIUS CAPITAL GROUP, LLC                   C4S & CO., L.L.C.
By: C4S & Co., L.L.C.,                      By:  Morgan B. Stark,
as Managing Member                          as Managing Member
By: Morgan B. Stark,
as Managing Member


/s/ Morgan B. Stark                         /s/ Morgan B. Stark
---------------------------------           ---------------------------------


MORGAN B. STARK                             PETER A. COHEN


/s/ Morgan B. Stark                         /s/ Peter A. Cohen
---------------------------------           ---------------------------------


THOMAS W. STRAUSS                           JEFFREY M. SOLOMON


/s/ Thomas W. Strauss                       /s/ Jeffrey M. Solomon
---------------------------------           ---------------------------------